Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
March 30, 2004	Craig Renner
301-843-8600

ACPT REPORTS NET INCOME OF $4.9 MILLION FOR 2003

ST. CHARLES, MD.- American Community Properties Trust, a diversified real estate organization, reported net income of $4,960,000 or $.96 basic earnings per share on revenues of $58,673,000 for the year ended December 31, 2003. This compares to net income of $3,719,000 or $.72 basic earnings per share on revenues of $39,268,000 for the year ended December 31, 2002.

ACPT reported a net income of $1,505,000 or $.29 basic earnings per share, on revenues of $17,071,000 for the quarter ended December 31, 2003. This compares to net income of $2,332,000 or $.45 basic earnings per share on revenue of $13,762,000 for the same quarter in 2002. For the quarter ended December 31, 2003, income before taxes and minority interest was $2,205,000, compared to $3,178,000 in the fourth quarter of 2002.

"ACPT's revenues and earnings for 2003 were record highs for the Company's first five years of operations," said Chairman and CEO J. Michael Wilson. "In 2003, sales of units in Parque Escorial remained strong, prices for standard-size single family lots in St. Charles increased by 13%, and we benefited from the addition of three apartment properties to our consolidated property portfolio. Net cash provided by operating activities increased $2 million, to $19 million;, the Company reduced recourse debt by $18.7 million; and income before provision for income taxes and minority interest rose to $7.6 million in 2003."

Edwin L. Kelly, President and Chief Operating Officer, attributed the increase in revenue in 2003 to the sale of 124 condominium units in the Brisas de Parque Escorial community in San Juan, Puerto Rico. Home sales in Brisas generated $21.6 million in revenue in 2003, compared to $5 million in 2002. The Company expects that sales of the remaining 55 units will continue through the third quarter of 2004. In early 2004 the Company broke ground on its next homebuilding project, Torres de Parque Escorial, which will consist of 160 mid-rise condominiums. Sales of the units are expected to commence in 2005.

In the United States, Mr. Kelly noted that revenue from the Company's consolidated apartment properties rose 46% in 2003, to $16 million, due to the addition of three properties to the portfolio. The Company's share of net income from the consolidated housing partnerships increased to $2.8 million in 2003, compared to $2.15 million in 2002. Mr. Kelly said the Company will continue to examine potential additions to the Company's portfolio, and expects to break ground on a 252-unit apartment property, Sheffield Greens, in St. Charles in the summer of 2004. Leasing at Sheffield Greens is expected to commence in 2005.

Community development land sales in the United States decreased in 2003, primarily due to changes in state regulations that delayed the delivery of lots in Fairway Village. The Company expects that the next parcel of 69 lots, which has been redesigned in accordance with the new regulations, will be ready for sale in the second quarter of 2004. These lots will be sold to U.S. Home pursuant to an agreement reached in March 2004 that gives U.S. Home the right to purchase 1,950 residential lots in Fairway Village over the next ten years.

Mr. Kelly added that the Company's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, investment apartment properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).

When filed, ACPT's form 10-K will be available via the Internet at www.acptrust.com.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements may be related to anticipated revenues, gross margins, earnings, development pace and demand for our products. Numerous factors could cause results to differ, including but not limited to national, regional and local economic and business conditions that will, among other things, affect demand for residential lots, commercial parcels and multifamily housing; the ability of the general economy to recover timely from the current economic downturn, and the availability and credit worthiness of tenants; adverse changes in the real estate markets, including, among other things, competition with other companies, and risks of real estate acquisition and development (including our ability to obtain governmental approval for development projects and to complete our current development projects on time and within budget); ability to obtain insurance at a reasonable cost; ability to renew the HUD subsidy contracts and availability of federal funds on a timely basis to service these contracts; governmental actions and initiatives; and environmental and safety requirements. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurances that its expectations will be attained. For more information, please refer to the Company's 10-K form.

AMERICAN COMMUNITY PROPERTIES TRUST
Financial Highlights

	For the Year Ended		For the Three Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
	(audited)	(audited)	(audited)	(audited)

Revenues	$58,673,000	$39,268,000	$17,071,000	$13,762,000

Expenses	48,259,000	31,148,000	$14,007,000	10,067,000

Depreciation & amortization	2,842,000	1,933,000	859,000	517,000

Income before provision for income taxes and minority interest	7,572,000	6,187,000	2,205,000	3,178,000

Provision for income taxes	2,335,000	2,188,000	615,000	770,000

Income before minority interest	5,237,000	3,999,000	1,590,000	2,408,000

Minority interest	(277,000)	(280,000)	(85,000)	(76,000)

Net income	4,960,000	$3,719,000	$1,505,000	$2,332,000
Earnings per share
Basic	$.96	$0.72	$0.29	$0.45
Diluted	$.95	$0.71	$0.29	$0.45
Weighted average shares outstanding
Basic	5,192,000	5,192,000	5,192,000	5,192,000
Diluted	5,199,000	5,234,000	5,192,000	5,211,000

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